SPECIAL SHAREHOLDER MEETING RESULTS (Unaudited)

A Special Meeting of Shareholders of Schwab Capital Trust
(the "Trust") was held on April 28, 2017, for the purpose of seeking shareholder approval to approve an Amended and Restated Investment Advisory and Administration Agreement
("Proposed Advisory Agreement") between Charles Schwab Investment Management, Inc. ("CSIM") and the Trust, on behalf of each of Schwab Fundamental US Large Company Index Fund, Schwab Fundamental
US Small Company Index Fund, Schwab Fundamental International Large Company Index Fund and Schwab Fundamental International Small
Company Index Fund, each fund voting separately. The number of votes necessary to conduct the Special Meeting for each fund and approve the proposal was obtained. The results of the shareholder vote are listed below:

Proposal To approve the Proposed Advisory Agreement on behalf of each of the following funds:
For
Against
Abstain
Schwab Fundamental US
Large Company Index Fund
180,036,897.808
791,824.989
1,509,491.470
Schwab
Fundamental US Small Company Index Fund
72,347,405.868
112,785.401
272,
641.626
Schwab Fundamental International Large Company Index Fund
78,264
,624.831
170,858.701
2,052,881.691
Schwab Fundamental International Small
Company Index Fund
21,631,351.238
174,374.621
252,501.143